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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

[X] Form 10-K  [] Form 20-F   [] Form 11-K  [] Form 10-Q   [] Form N-SAR

For Period Ended:        December 31, 1996
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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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Part I - Registrant Information
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Full Name of Registrant:                United Financial Banking Companies, Inc.

File Number:                            0-13395

Address of Principal Executive Office (Street and Number)

                              8399 Leesburg Pike
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City, State and Zip code

                            Vienna, Virginia 22182
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Part II - Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[]   (c)  The accountant's statement or other exhibit required by Rule 12b -
          25(c) has been attached if applicable.
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  Part III - Narrative
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State below in reasonable detail the reasons why Form 10-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

     As a result of factors beyond the control of the registrant, the Edgarization of the report on Form 10-KBS which is the subject of this notification could not be effected by the registrant's filing agent in sufficient time to permit timely filing of the report. The registrant delivered the final report to its filing agent on March 26, 1997, but owing to the volume of filings to be processed and filed by the filing agent, processing, review and filing could not be completed in order to permit timely filing.

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  Part IV - Other Information
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     (1)  Name and telephone number of person to contact in regard to this notification

            Lisa Porter                       (703)        734-8640 X234
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          (Name)                           (Area Code)   (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                         [X] Yes [_] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                         [_] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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          United Financial Banking Companies, Inc.

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date      March 31, 1997                 By  /s/
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                                                 Lisa M. Porter, Controller